Exhibit 5.1

May 6, 2016

Board of Directors

Nivalis Therapeutics, Inc.

3122 Sterling Circle

Boulder, Colorado 80302

Ladies and Gentlemen:

We are acting as counsel to Nivalis Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the registration of 216,667 additional shares of Common Stock (the “RSU Shares”) issuable from time to time in accordance with the terms of an Inducement Restricted Stock Agreement dated April 18, 2016 between the Company and David Rodman, M.D. (the “Inducement RSU Agreement”), and 108,333 additional shares of Common Stock (the “Option Shares” and collectively with the RSU Shares, the “Shares”) issuable from time to time in accordance with the terms of an Inducement Stock Option Agreement dated April 18, 2016 between the Company and David Rodman, M.D. (the “Inducement Option Agreement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action on the part of the Company and, following (i) effectiveness of the Registration Statement, (ii) issuance of the RSU Shares reserved for issuance under the Inducement RSU Agreement in accordance with the terms of the Inducement RSU Agreement, (iii) the issuance of the Option Shares reserved for issuance under the Inducement Option Agreement in accordance with the terms of the Inducement Option Agreement, and (iv) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a duly authorized committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gross Cutler Seiler Dupont LLC

GROSS CUTLER SEILER DUPONT LLC

5480 Valmont Road, Suite 200, Boulder, CO 80304